Exhibit 99.1

Dr. Thomas Shepherd To Retire As President of Ross University

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--May 2, 2011--DeVry Inc. (NYSE:DV), a global provider of educational services, today announced the decision by Thomas Shepherd, DHA, to retire as president of Ross University. Dr. Shepherd will actively serve as president through the hiring and on-boarding of his successor.

Dr. Shepherd joined Ross shortly after it was acquired by DeVry in 2003. He has led the institution for more than six years and was one of the key architects of its successful integration into the DeVry family of schools. He led important initiatives, including recruiting highly qualified faculty, installing cutting-edge technology, advancing accreditation and making significant quality enhancements to improve student outcomes.

“Tom’s leadership at Ross has had a tremendous impact,” said Bill Hughson, president of the Healthcare Group of DeVry Inc. “He has established a solid foundation and achieved significant advances, positioning the University for successful future development. We will miss Tom greatly, but we respect his decision to spend more time with his family.”

DeVry intends to conduct an executive search to fill the role being vacated by Dr. Shepherd.

About DeVry Inc.

DeVry's purpose is to empower its students to achieve their educational and career goals. DeVry (NYSE: DV, member S&P 500 Index) is a global provider of educational services and the parent organization of Advanced Academics, Becker Professional Education, Carrington College, Carrington College California, Chamberlain College of Nursing, DeVry Brasil, DeVry University, and Ross University Schools of Medicine and Veterinary Medicine. These institutions offer a wide array of programs in business, healthcare and technology. DeVry’s institutions serve students in secondary through postsecondary education and professionals in accounting and finance. For more information, please call 630.353.3800 or visit http://www.devryinc.com.

About Ross University

Ross University was founded in 1978 and is a provider of medical and veterinary education offering doctor of medicine and doctor of veterinary medicine degree programs. Located in Dominica, West Indies, the School of Medicine places more graduates into US residencies annually than any other medical school in the world and has clinical education centers in Miami, FL and Saginaw, MI. The School of Veterinary Medicine is located in St. Kitts, is accredited by the AVMA, and is affiliated with 22 AVMA-accredited US veterinary schools where students complete their clinical year.

Ross University’s administrative offices are located in North Brunswick, NJ. For more information about Ross University, visit www.RossU.edu or call 732.509.4600/877.ROSS.EDU.

Certain statements contained in this release concerning DeVry's future performance, including those statements concerning DeVry's expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as DeVry Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Actual results may differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, "Risk Factors," in DeVry's most recent Annual Report on Form 10-K for the year ending June 30, 2010 and filed with the Securities and Exchange Commission on August 25, 2010.

CONTACT:
DeVry Inc.
Investor Contact:
Joan Bates, (630) 353-3800
jbates@devry.com
or
Media Contact:
Susan Haeger, (732) 509-4600, ext 3618
shaeger@rossu.edu